AGREEMENT AND PLAN OF MERGER

among

LIFE SCIENCES RESEARCH, INC.,

LION HOLDINGS, INC.

and

LION MERGER CORP.

Dated as of July 8, 2009

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 8, 2009, among Life Sciences Research, Inc., a Maryland corporation (the “Company”), Lion Holdings, Inc., a Delaware corporation (“Parent”), and Lion Merger Corp., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”; the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Maryland General Corporation Law (the “MGCL”).

1.2. Closing

Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at a location to be agreed by the parties at 9:00 a.m. (Eastern Time) on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.  For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York.

1.3. Effective Time

As soon as practicable following the Closing, the Company and Parent will cause the Articles of Merger (the “Articles of Merger”) to be executed, acknowledged and filed with the State Department of Assessments and Taxation of Maryland.  The Merger shall become effective at the time when the Articles of Merger have been accepted for record by the State Department of Assessment and Taxation of Maryland or at such later time as may be agreed by the parties hereto in writing and specified in the Articles of Merger, not to exceed thirty (30) days after the Articles of Merger are accepted for record (the “Effective Time”).

ARTICLE II

Charter and Bylaws
of the Surviving Corporation

2.1. The Charter

The charter of the Company shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and as so amended shall be the charter of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws.

2.2. The Bylaws

The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein, by the Charter of the Surviving Corporation or by applicable Laws.

ARTICLE III
Officers and Directors
of the Surviving Corporation

3.1. Director

The director of Merger Sub shall, from and after the Effective Time, be the director of the Surviving Corporation until such director’s successor shall have been duly elected and qualify or until his or her earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers

The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV
Effect of the Merger on Capital Stock:
Exchange of Certificates

4.1. Effect on Capital Stock

At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company:

(a) Merger Consideration.  Each share of the voting common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties) shall be converted into the right to receive $8.50 per Share in cash (the “Per Share Merger Consideration”).  At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, each certificate (a “Certificate”) formerly representing any of the Shares shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.  For the avoidance of doubt, the parties acknowledge and agree that to the extent any Shares have been contributed to Parent prior to or in connection with the Effective Time, such contribution shall be deemed to have occurred immediately prior to the Effective Time.

(b) Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (unless a paying agent reasonably acceptable to the Parent and Company is not available on commercially reasonable terms, in which case the Company shall act as paying agent hereunder) (such paying agent or the Company, as applicable, the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”).  The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation.  To the extent that there are losses with respect to any such investments, the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace, restore or increase the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments under Section 4.1(a).

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within two (2) business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and such Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, the Paying Agent shall deliver to such transferee an amount of cash in immediately available funds to be exchanged upon due surrender of such Certificate.

(c) Transfers.  All Per Share Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.  From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as otherwise provided herein or by Law.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Shares who has not theretofore complied with this Article IV shall thereafter look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver to such Person cash in immediately available funds in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights.  In accordance with the Company’s charter and Section 3-202(c) of the MGCL, no stockholder of the Company shall have any statutory rights to demand and receive payment of the fair value of the stockholder’s Shares as a result of the transactions contemplated by this Agreement or the Merger.

(g) Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall (i) be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity and (ii) be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.  Parent and Merger Sub agree that no amounts will be withheld pursuant to Code Section 1445 with respect to any amounts payable under this Agreement.

4.3. Treatment of Stock Plans and Warrants

(a) Options.  Except as may be separately agreed in writing prior to the Effective Time by Parent and the holder of any option to purchase Shares (a “Company Option”) (with respect to such holder’s Company Options only), at the Effective Time, each outstanding Company Option under the Stock Plans shall become fully exercisable and vested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment. The Company agrees to use commercially reasonable efforts to take all actions reasonably sufficient (including any action reasonably requested by Parent) to effectuate immediately prior to the Effective Time the cancellation of all Company Stock Options.

(b) Restricted Stock.  At the Effective Time, each outstanding share of restricted stock (“Restricted Stock”) under the Stock Plans shall become fully vested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the total number of shares of such Restricted Stock immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Warrants.  At the Effective Time, each outstanding Warrant shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Warrant immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Warrant, less applicable Taxes required to be withheld with respect to such payment.

(d) Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company (subject to the exercise of the directors’ duties under applicable Law) and the compensation committee of the board of directors of the Company (subject to the exercise of the directors’ duties under applicable Law), as applicable, shall adopt resolutions and take all actions necessary to implement the provisions of Sections 4.3(a), 4.3(b), 4.3(c) and this Section 4.3(d).  Except as otherwise provided herein or agreed to in writing by Parent and the Company or as may be necessary to administer Company Options or Restricted Stock remaining outstanding following the Effective Time, the Stock Plans shall be terminated effective as of the Effective Time and no participant in the Stock Plans shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, Parent or any Subsidiary of any of the foregoing.

4.4. Adjustments to Prevent Dilution

In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to or concurrently with entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.  The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ charters and bylaws or comparable governing documents, each as amended to the date hereof, and each as so made available is in effect on the date hereof.  As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries and, unless otherwise indicated herein, the term “Subsidiary” refers to a Subsidiary of the Company, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) “Company Material Adverse Effect” means any event, circumstance, development, change or effect that (i) has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole or (ii) would reasonably be expected to prevent the Company from consummating the Merger or prevent the Company from performing its obligations under this Agreement; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been or is a Company Material Adverse Effect:

(A)           events, circumstances, developments, changes or effects in the economy or financial markets generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations or that are the result of acts of war or terrorism so long as such events, circumstances, developments, changes or effects do not adversely affect the Company or its Subsidiaries in a materially disproportionate manner relative to participants in the pharmaceutical industry or any industry in which the Company or its Subsidiaries operate;

(B)           events, circumstances, developments, changes or effects that are the result of factors generally affecting the pharmaceutical industry or any industry in which the Company and its Subsidiaries operate so long as such events, circumstances, developments, changes or effects do not adversely affect the Company or its Subsidiaries in a materially disproportionate manner relative to participants in either the pharmaceutical industry or any industry in which the Company or its Subsidiaries operate, respectively;

(C)           any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, financing sources or vendors caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(D)           events, circumstances, developments, changes or effects arising from the entry into, actions contemplated by or the performance of obligations required by this Agreement, including any litigation or other proceeding arising therefrom, and any actions taken by the Company and its Subsidiaries to obtain approval under applicable antitrust or competition laws for consummation of the Merger;

(E)           changes in any Laws or U.S. generally accepted accounting principles (“GAAP”), or interpretation thereof after the date hereof;

(F)           any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after June 30, 2008, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(G)           a decline in the price or trading volume of the Company’s voting common stock, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; and

(H)           events, circumstances, developments, changes or effects arising out of compliance by any of the parties with Section 6.16.

        (b) Capital Structure.

(i) The authorized capital stock of the Company consists of 60,000,000 shares of stock, of which 50,000,000 shares are classified as voting common stock, par value $0.01 per share; 5,000,000 shares are classified as non-voting common stock, par value $0.01 per share, none of which were outstanding as of the date hereof; and 5,000,000 shares are classified as preferred stock, par value $0.01 per share, none of which were outstanding as of the date hereof.  13,349,095 Shares were outstanding as of the close of business on July 6, 2009.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  As of July 6, 2009, other than (i) 1,950,000 Shares reserved for issuance under the 2001 Equity Incentive Plan and 2004 Long Term Incentive Plan (collectively, the “Stock Plans”), (ii) 1,471,900 Shares subject to issuance upon the exercise of the warrants listed on Section 5.1(b)(i) of the Company Disclosure Letter (the “Warrants”), the Company has no Shares reserved for issuance.  Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of Warrants and options and restricted stock outstanding under the Stock Plans in each case as of the date hereof, including the holder, date of grant, term, number of Shares and, where applicable, exercise price.  Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”).

(ii) There are no preemptive rights that obligate the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries.  There are no other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding, in each case except for the Warrants and the Company Options.  Upon any issuance of any Shares in accordance with the terms of the Stock Plans or Warrants, as applicable, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.  The Company does not have outstanding any bonds, debentures or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company all of the shares of capital stock of which are owned by the Company (or a wholly owned Subsidiary of the Company).

(iii) Neither the Company nor any Subsidiary owns an equity interest in any entity, or an interest convertible into or exchangeable or exercisable for an equity interest, constituting 50% or less of the total outstanding amount of the equity interests of such entity (collectively, the “Investments”).

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and (assuming the representations of Parent and Merger Sub set forth in Section 5.2(i) are true and correct) has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the approval of the Merger by (A) the holders of at least a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Maryland Law Vote”) and (B) a majority of the votes cast by holders of outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose, not including for purposes of this clause (B) any votes cast by Parent, Merger Sub or any Interested Party (the “Neutralized Vote” and, together with the Maryland Law Vote, the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).  For purposes of this Section 5.1(c)(i), “Interested Party” means (i) Andrew Baker, (ii) any Person who beneficially owns Shares, if any, that has entered into an agreement, arrangement or understanding with Parent or Merger Sub or any of their respective affiliates to (x) provide equity financing for the Merger or (B) vote or give any consents (or withhold any such votes or consents) with respect to any Shares in respect of the Merger or any similar transaction and (iii) any officer, director, partner, member or employee of Parent or Merger Sub.

(ii) The (A) board of directors of the Company has (I) determined that the Merger is in the best interests of the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend approval of the Merger to the holders of Shares (the “Company Recommendation”), and (II) subject to the terms of this Agreement, directed that the Merger be submitted to the holders of Shares for their approval at a stockholders’ meeting duly called and held for such purpose and (B) special committee of the board of directors of the Company has received the opinion of its financial advisor to the effect that, based on and subject to the various assumptions, matters considered and limitations described in such opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than Parent, any Interested Parties and their respective affiliates) in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders.  It is agreed and understood that such opinion is for the benefit of the special committee of the Company’s board of directors and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Exchange Act, including the filing of the Proxy Statement and a Schedule 13E-3 regarding the transactions contemplated hereby (such schedule, including any amendment or supplement thereto, the “Schedule 13E-3”) and (C) under the rules of NYSE Arca (collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or materially impair the consummation of the transactions contemplated by this Agreement.  The term “Governmental Entity” means each U.S. domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (including each and every federal, state, local or foreign court, authority, agency, commission, body or other legislative, executive or judicial governmental entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (each a “Government Antitrust Entity”)).  Section 5.1(d)(i) of the Company Disclosure Letter sets forth a true and correct list of all consents and waivers required in respect of any Contract as a result of the Merger (the “Required Consents”).

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or bylaws of the Company or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Significant Subsidiaries pursuant to, any Contract binding upon the Company or any of its Subsidiaries or (C) assuming compliance with the matters referred to in Section 5.l(d)(i), a violation of any Laws to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent  or materially impair the consummation of the transactions contemplated by this Agreement.  The term “Contract” means any agreement, lease, license, contract, note, mortgage, indenture or other document to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound (I) not otherwise terminable by the other party thereto on sixty (60) days’ or less notice and which involves payments to or from the Company or any of its Subsidiaries of $1.0 million or more in the aggregate during any year; (II) on which the business of the Company and its Subsidiaries is materially dependent; (III) between the Company or a Subsidiary and any affiliate thereof (excluding the Company or any other Subsidiary) of the type that would be required to be disclosed under Item 404 of Regulation S-K (“Regulation S-K”) promulgated by the SEC; (IV) which, if breached, violated or terminated, would reasonably be expected to result in a Company Material Adverse Effect; (V) which relates to or evidences Specified Indebtedness (including any guarantee (to the extent such guarantee itself constitutes Specified Indebtedness) of Specified Indebtedness of any third party other than a wholly-owned Subsidiary of the Company) with respect to which $1.0 million or more in principal is outstanding individually with respect to such Specified Indebtedness; and (VI) which is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.  The term “Specified Indebtedness” means all items constituting Indebtedness under clauses (i), (ii), (iii), (v), (vi), (vii) and (ix) (but limited in the case of clause (ix) to guarantees of items otherwise constituting Specified Indebtedness as defined herein) of the definition of “Indebtedness” in the Financing Agreement (as in effect on the date thereof).

(iii) As of the date hereof and as of the Closing Date, no Default (as defined in the Financing Agreement (the “Financing Agreement”) dated as of March 1, 2006 among a Subsidiary of the Company, as borrower, the Company, as guarantor, the other guarantors named therein and the lenders from time to time party thereto, as in effect on the date hereof) under Section 9.01(a), (g) or (k) of the Financing Agreement or Event of Default (as defined in the Financing Agreement as in effect on the date hereof) has occurred and is continuing.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all statements and reports required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since December 31, 2007 (the “Applicable Date”) (the statements and reports filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Company Reports, except in each case with respect to such exemptions granted or afforded to the Company or its Subsidiaries by the SEC or its staff in connection with confidentiality arrangements.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein (except in each case with respect to any redactions and omissions permitted to be made by the Company pursuant to confidentiality arrangements granted or afforded to the Company or its Subsidiaries by the SEC or its staff), in light of the circumstances in which they were made, not misleading.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports filed by the Company with the SEC on or prior to the date hereof (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports filed by the Company with the SEC on or prior to the date hereof (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with GAAP, except as may be noted therein.

(iii) Except as and to the extent set forth on the consolidated balance sheets of the Company and its consolidated Subsidiaries as at December 31, 2008 or March 31, 2009, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, as applicable, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) incurred in the ordinary course of business and in a manner consistent with past practice since March 31, 2009, (ii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (iii) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) (A) As of the date hereof and at the Closing Date (but prior to the Merger), the Company and its Subsidiaries shall have no outstanding Specified Indebtedness other than (w) not more than $56.0 million in principal amount of the loans outstanding under the Financing Agreement, (x) the Indebtedness and obligations under the Alconbury Leases (as defined in the Financing Agreement as of the date hereof) and (y) other Specified Indebtedness not to exceed $4.5 million in the aggregate; (B) as of the date hereof, the aggregate amount of cash and cash equivalents of the Company and its direct and indirect wholly-owned Subsidiaries (as determined in accordance with GAAP), is not less than $34.0 million; and (C) as of the date hereof and as of the Closing Date (but immediately prior to the Merger), Qualified Cash of the Loan Parties (each as defined under the Financing Agreement as in effect on the date hereof) shall be no less than $20,000,000.  For purposes of this Section 5.1(e)(iv), (x) with respect to any assets or liabilities denominated in UK pound sterling, all amounts expressed in US dollars shall mean the equivalent amount in UK pound sterling using the current exchange rate between US dollars and UK pound sterling in effect on the date hereof; and (y) no guarantee of Specified Indebtedness shall be included in the calculation of Specified Indebtedness if the underlying Specified Indebtedness subject to such guarantee is itself included in such calculation.

(v) The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act.

(f) Absence of Certain Changes.  Since March 31, 2009, except for matters expressly contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business or results of their operations that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned or leased by the Company or any of its Subsidiaries, to the extent not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company;

(iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; or

(v) any commitment made by the Company or any agreement entered into by the Company in each case requiring the Company to take any action that would be prohibited by Section 6.1(a) hereof if taken after the date hereof.

(g) Litigation.

(i) As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending (in which service of process has been received by an employee of the Company or any Subsidiary) or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the knowledge of those Persons set forth in Section 5.1(g) of the Company Disclosure Letter (after reasonable inquiry by such Persons of other Persons that might reasonably be expected to have knowledge of the subject matter).

(h) Employee Benefits.

(i) For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of the Company and its Subsidiaries under which there is or may be a continuing financial obligation of the Company or a Subsidiary, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, vacation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, other than Benefit Plans maintained outside of the United States primarily for the benefit of the Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”).  All material Benefit Plans are listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan that has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) has been separately identified.  True and complete copies of the following have been made available to Parent: (i) all Benefit Plans listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, (ii) each trust or funding arrangement prepared in connection with each such Benefit Plan, (iii) the most recently filed annual report on IRS Form 5500 for each Benefit Plan for which such reports are required, (iv) the most recently received IRS determination letter for each Benefit Plan for which such a determination letter has been received, (v) the most recently prepared actuarial report for each Benefit Plan for which such a report is required, (vi) the most recent summary plan description and any summaries of material modification for each Benefit Plan, and (vii) any employee handbooks.

(ii) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemplover Plan”) and Non-U.S. Benefit Plans (collectively, “U.S. Benefit Plans”), are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws.  Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  Neither the Company nor any of its Subsidiaries has engaged in a transaction that could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries has or is expected to incur any material liability under Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained or contributed to by any of them, or the single-employer plan of, or contributed to by, any entity which is considered one employer with the Company or a Subsidiary under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  At no time since December 31 2002, has the Company, a Subsidiary or any ERISA Affiliate, been required to contribute to a Multiemployer Plan.  Neither the Company, a Subsidiary nor any ERISA Affiliate has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any Multiemployer Plan nor does the Company, a Subsidiary or any ERISA Affiliate have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.  Neither the Company, a Subsidiary nor any ERISA Affiliate has failed to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code) with respect to any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) or has any liability for unpaid contributions with respect to any such plan.  For the avoidance of doubt, this Section 5.1(h)(iii) does not apply to Non-U.S. Benefit Plans.

(iv) There is no material pending or, to the Knowledge of the Company, threatened litigation relating to the Benefit Plans, other than routine claims for benefits.  No material administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service, Pension Benefit Guaranty Corporation or other Governmental Entity is pending or, to the Knowledge of the Company, threatened.

(v) All Non-U.S. Benefit Plans comply in all material respects with applicable Law.  All material Non-U.S. Benefit Plans are listed on Schedule 5.1(h)(v) of the Company Disclosure Letter.  Each of the material Non-U.S. Benefit Plans has obtained from the government or governments having jurisdiction with respect to such plan any material required determinations that such plans are in compliance with the laws and regulations of any government.  Since January 1, 2003, each material Non-U.S. Benefit Plan has been administered at all times, in all material respects, in accordance with its terms.  The transactions contemplated by this Agreement will not result in any accelerated or additional funding obligation with respect to any Non-U.S. Benefit Plan.

(vi) No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director or agent of the Company, a Subsidiary or any ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code.  No Benefit Plan exists that would reasonably be expected to result in the payment to any Employee, director or independent contractor of the Company or any Subsidiary of any money or other property, result in a requirement to fund or accelerate funding of any trust or other account or plan, result in the forgiveness of indebtedness or accelerate or provide any other rights or benefits (including the acceleration of the accrual or vesting of any benefits under any Benefit Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement or the right to receive any transaction bonus or other similar payment) to any Employee, director or independent contractor of the Company or any Subsidiary as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event).

(vii) No Benefit Plan (other than the UK Pension Plan) provides post-termination or retiree medical benefits, and neither the Company nor any Subsidiary has any obligation to provide any post-termination or retiree medical benefits other than, in each case, for health care continuation as required by Section 4980B of the Code or any similar statute.  The term “UK Pension Plan” when used in this Agreement means The LSR Pension and Life Assurance Scheme, which is provided in the United Kingdom under a Trust Deed and Rules dated December 14, 2001, as amended.

Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(h) and in Section 5.1(m) shall constitute the sole representations and warranties of the Company relating to employee benefit matters and labor relations.

(i) Compliance with Laws; Licenses.

(A)           The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in material violation of any federal, state, local or foreign law, statute or ordinance, common law, standard, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”).  Except with respect to regulatory matters described in Sections 5.1(d)(i) or 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for those the outcome of which are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries each has obtained and is in material compliance with all material permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted.  Since December 31, 2006, the Company has not received any written notice from any Governmental Entity requiring the termination or suspension or material modification of any animal study, preclinical study or clinical trial conducted by or on behalf of the Company and its Subsidiaries.

(B)           The Company has disclosed, based on its management’s most recent evaluation of the Company’s internal control over financial reporting, to the Company’s auditors and the audit committee of the board of directors of the Company and, to the extent required to be disclosed therein, in its reports under the Exchange Act (i) any identified significant deficiencies and material weaknesses (as such terms are defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2) and (ii) any fraud of which the Company has Knowledge that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  To the extent any such disclosure was made, the Company has made available to Parent a summary of such disclosure.

(C)           To the Knowledge of the Company, since December 31, 2006, the Company has not received any adverse complaint, allegation, assertion or claim in writing from its auditors or the SEC regarding the accounting practices, procedures, methodologies or methods of the Company or its internal control over financial reporting.

(j) Takeover Statutes.  Assuming that the representations of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, the board of directors of the Company has taken all necessary actions to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other state anti-takeover or similar statute, including Subtitles 6 and 7 of Title 3 of the MGCL (collectively, “Takeover Statutes”), inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

(k) Environmental Matters.

(i) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Law for the operation of their respective businesses as presently conducted; (C) neither the Company nor any of its Subsidiaries has received any written claim, notice of violation or citation or notice of potential responsibility concerning any violation or alleged violation of or alleged or potential liability under any applicable Environmental Law during the past two years; (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with, or liability of the Company or any of its Subsidiaries under, any Environmental Laws; and (E) to the Knowledge of the Company, there has been no Release of Materials of Environmental Concern at, on, under or from any of the properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, in each case which could reasonably be expected to result in material liability to the Company or its Subsidiaries under Environmental Law.

(ii) Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(k) constitute the sole representations and warranties of the Company relating to any Environmental Law.

As used herein, the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (A) concerning pollution, the protection of the environment, (including ambient air, indoor air, water, soil and natural resources) or (B) the Release or threat of Release of any Materials of Environmental Concern, in each case as presently in effect.

As used herein, the term “Materials of Environmental Concern” means any substance, chemical, waste, material, pollutant, contaminant, compound or constituent in any form, including petroleum, friable asbestos, friable asbestos-containing material, and polychlorinated biphenyls regulated or which could reasonably be expected to give rise to liability under applicable Environmental Laws.

As used herein, the term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment, or within or from any structure or facility.

(l) Taxes.

(i) (A) The Company and each of its Subsidiaries (1) have prepared in good faith and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed on or before the Closing by any of them and all such filed Tax Returns are complete and accurate, except where failure to so prepare or file Tax Returns, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (2) have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except where failure to so pay or withhold, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (3) have established adequate reserves in accordance with GAAP for all Taxes not yet due and payable, (4) have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency and (5) have no liability for the Taxes of any Person (other than any of the Subsidiaries of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, (B) to the Company’s Knowledge, there are no circumstances in existence on the date hereof which would cause the disallowance of the carry forward of any material trading losses of any Subsidiary of the Company under Schedule 20 of the Finance Act 2000, and (C) except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, all material claims by any Subsidiary of the Company for research and development relief or for a research and development tax credit under and within the meaning of Schedule 20 to the Finance Act 2000 have been duly made on a proper basis within any applicable time limits and HM Revenue & Customs have not disputed or challenged any Subsidiary’s entitlement to make any such claim and/or the amount of any such clam.  To the Company’s Knowledge, any material expenditure by any Subsidiary of the Company which has been included in such a claim constitutes a “qualifying expenditure” for the purposes of Schedule 20 of the Finance Act 2000.

(ii) As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company.  The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2007 and 2006.

(iii) Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement relating principally to Taxes.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(m) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, trade union, works council or other labor organization (a “CBA”), nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, walk-out, work stoppage or lockout involving the Company or any of its Subsidiaries.   The Company and its Subsidiaries are in compliance with all applicable Laws pertaining to the hiring, employment and termination of the employment of employees, labor relations, equal employment opportunities, fair employment practices, terms and conditions of employment, hours of work and payment of wages or compensation, and granting of leaves of absences, except for such non-compliance which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(ii) Neither the Company nor any Subsidiary is a party to or bound by in respect of any of its directors or any employees employed in the United Kingdom (the “UK Employees”) any arrangement for the making of any redundancy payments in addition to statutory redundancy pay;

(iii) No proceeding is outstanding between the Company or any Subsidiary and any current or former UK Employee relating to his or her employment or its termination and neither the Company nor any Subsidiary has incurred any actual or contingent liability in connection with any termination of employment of any UK Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any UK Employee, except for such proceedings, liabilities and other matters which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

(iv) The Merger and compliance by the Company with the terms of this Agreement will not enable any UK Employees to receive any material payment or other benefit as a result of the consummation of the Merger;

(v) There are no material proceedings against the Company or any of its Subsidiaries in any court of competent jurisdiction, in each case in relation to any UK Employee or former UK Employee and, to the Company’s Knowledge, no such material proceedings have been threatened and neither the Company nor any Subsidiary has current material disciplinary investigations, proceedings or appeals in respect of any UK Employee or any former UK Employee and no UK Employee has given the Company or any Subsidiary written notice of a material grievance which remains unresolved; and

(vi) In the last three years, to the Knowledge of the Company, neither the Company nor any Subsidiary has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) as a result of which any UK Employee has become an employee of the Company or any Subsidiary which could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(m) and in Section 5.1(h) constitute the sole representations and warranties of the Company relating to labor relations and employee benefit matters.

(n) Intellectual Property.

(i) To the Knowledge of the Company, (A) the Company and its Subsidiaries have valid rights to use all Intellectual Property used in its business as presently conducted, and (B) all of such rights shall survive unchanged the consummation of the transactions contemplated by this Agreement, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  No material claim is pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries concerning the ownership, validity, enforceability, infringement or use of any Intellectual Property which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, no person has engaged in any activity that has infringed upon material Intellectual Property owned by the Company and its Subsidiaries.  Neither the Company nor its Subsidiaries has exclusively licensed any Intellectual Property owned by the Company and its Subsidiaries.

(ii) Section 5.1(n) of the Company Disclosure Schedules sets forth a true and complete list of all (i) registered trademarks, service marks, trade dress, and domain names, and applications to register the foregoing, (ii) copyright registrations and applications, and (iii) patents and patent applications, in each case which are currently owned by the Company and its Subsidiaries (collectively, “Scheduled Intellectual Property”).  All prosecution, maintenance, renewal and other similar fees for the Scheduled Intellectual Property have been paid and are current, and all registrations and applications therefor remain in full force and effect.

(iii) To the Knowledge of the Company, the Company and its Subsidiaries use Intellectual Property under license from third parties only pursuant to valid, effective written license agreements (collectively, the “Third Party Licenses”).

(iv) The Company and its Subsidiaries have taken commercially reasonable actions to protect, preserve and maintain its material Intellectual Property and to maintain the confidentiality and secrecy of and restrict the improper use of material confidential information, trade secrets and proprietary information under applicable Law.  To the Knowledge of the Company, (i) there has been no unauthorized disclosure of any material confidential information, trade secrets or proprietary information of the Company or any Subsidiary, and (ii) there has been no material breach of the Company’s or any Subsidiary’s security procedures wherein any material Company or Subsidiary confidential information, trade secrets or proprietary information has been disclosed to a third Person.

(v) For purposes of this Agreement, the following term has the following meaning:

“Intellectual Property” means all (A) trademarks, service marks, certification marks, collective marks, Internet domain names, logos, trade dress, trade names, corporate names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) confidential information, trade secrets and know-how; and (D) published and unpublished works of authorship, copyrights therein and thereto, computer software, rights in data, databases, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (E) all similar rights, however denominated, throughout the world.

(vi) Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(n) constitute the sole representations and warranties of the Company relating to Intellectual Property related matters.

(o) Insurance.  All material fire and casualty, general liability and business interruption insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(p) Real Property.  Neither the Company nor any of its Subsidiaries owns any real property.  The Company or its Subsidiaries lease, as lessee, all of the real properties (including all improvements thereon) listed in Section 5.1(p) of the Company Disclosure Letter (the “Company Leases”).

(q) Contracts.  (i) Neither the Company nor any of its Subsidiaries is, and to the Company’s Knowledge, no counterparty is, in violation of or default under any Contract, except in each case for violations that would not individually or in the aggregate reasonably be expected to result in a Company Material Adverse Effect; (ii) none of the Company nor any of the Subsidiaries has received any written claim of default under any Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Contract which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect and (iii) to the Company’s Knowledge, no event has occurred or condition exists which would result in or constitute a breach, violation or default of, or a basis for force majeure under, any Contract (in each case, with or without notice or lapse of time or both), except for any breach, violation, default or basis which would not individually or in the aggregate reasonably be expected to result in a Company Material Adverse Effect.  A true and complete list of the Contracts in effect on the date hereof is set forth in Section 5.1(q) of the Company Disclosure Letter, except for Contracts filed as exhibits to filings made with the SEC (or incorporated by reference therein) (subject to any redactions and omissions permitted to be made by the Company or Parent pursuant to confidentiality arrangements granted or afforded to the Company or its Subsidiaries by the SEC or its staff).

(r) Related Party Matters.  Except as disclosed in the Company Reports and except for ordinary course advances to employees, set forth in Section 5.1(r) of the Company Disclosure Letter is a list of all Contracts entered into by the Company or any of Subsidiary under which continuing obligations exist with any Person who is an officer, director or affiliate (the term “affiliate,” for purposes of this Agreement, has the meaning given to such term in Rule 12b-2 promulgated under the Exchange Act) of the Company or any of the Subsidiaries.

(s) Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except as set forth in Section 5.1(s) of the Company Disclosure Letter.

(t) Regulatory Compliance.

(i) The Company and its Subsidiaries have complied in all material respects with all applicable Laws and regulations of any Governmental Entity (including the United States Food and Drug Administration (“FDA”) and the Medicines and Healthcare Products Regulatory Agency  (“MHRA”) and the European Medicines Agency (“EMEA”)) applicable to their respective businesses and operations.  Neither the Company nor, to the Company’s Knowledge, any Person acting on behalf of the Company has, directly or indirectly, on behalf of the Company (i) made or received any illegal political contribution, (ii) to the Company’s Knowledge, made or received any payment that was not legal to make or receive, (iii) created or used any “off-book” bank account or “slush fund” in material violation of applicable Law or (iv) engaged in any conduct constituting a material violation of the Foreign Corrupt Practices Act of 1977, as amended or any equivalent Laws applicable in any other jurisdiction.

      (ii)  All animal studies and other preclinical tests conducted by the Company and its Subsidiaries since January 1, 2006 were, and if still pending, are being conducted in all material respects in accordance with all applicable experimental protocols, informed consents, procedures and controls of Company and the relevant Subsidiary and in accordance in all material respects with all applicable Laws and the regulations of any Governmental Entity (including without limitation the FDA, the Clinical Laboratory Improvement Amendments Act of 1988 ( “CLIA”), the MHRA, the EMEA and the Animals (Scientific Procedures) Act 1986 in the UK, good clinical practice and good laboratory practice regulations).  Since January 1, 2006, the Company has not received any written notice from the FDA, MHRA, EMEA or any other Governmental Entity requiring the termination or suspension or material modification of any animal study, preclinical study or clinical trial conducted by or on behalf of the Company other than such notices which would not reasonably be expected to have a Company Material Adverse Effect.  The Company is not subject to any pending or, to the Knowledge of the Company, threatened material investigation by the FDA, MHRA or EMEA or any other Governmental Entity.

 (iii)   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has a relationship with a customer or supplier who is, or is a party to any Contract with any Person that is, (i) on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of specially designated nationals and blocked Persons (the “SDN List”); or (ii) owned or controlled by or acting on behalf of a Person on the SDN List.

5.2. Representations and Warranties of Parent and Merger Sub

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to or concurrently with entering into this Agreement (the “Parent Disclosure Letter” and together with the Company Disclosure Letter, collectively, the “Disclosure Letters”), Parent and Merger Sub each hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and Maryland, respectively, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.  Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws or comparable governing documents of Parent and Merger Sub.

(b) Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve or adopt this Agreement, the Merger or the other transactions contemplated hereby.  Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary (including stockholder approval) in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings:  No Violations: Etc.

(i) Other than the filings and/or notices pursuant to Section 1.3 and under the Exchange Act, including the filing of the Schedule 13E-3 (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries (other than Merger Sub), (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any material agreement, contract or other document binding upon Parent or any of its Subsidiaries or, assuming that all Parent Approvals have been obtained or made, any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of such agreements, contracts or documents, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Financing.  Section 5.2(e) of the Parent Disclosure Letter sets forth true and complete copies of (i) the debt financing commitments (collectively, the “Debt Financing Commitments”), pursuant to which lenders party thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”), and (ii) the equity financing commitments (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).  As of the date hereof, none of the Financing Commitments has been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and the Financing Commitments are in full force and effect and are the valid, binding and enforceable obligations of Parent and Merger Sub and, to the knowledge of Parent and Merger Sub, the Equity Financing Commitments are the valid, binding and enforceable obligations of the other parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent or Merger Sub under any of the Financing Commitments, and Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent on the Closing Date.  Upon the funding of the Financing in accordance with the terms and conditions of the Financing Commitments and this Agreement, and assuming the accuracy of the representation of the Company set forth in Section 5.1(e)(iv), Parent and Merger Sub will have at and after the Closing funds sufficient to pay the aggregate Per Share Merger Consideration (and any repayment, refinancing or replacement of debt contemplated by this Agreement or the Financing Commitments) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.  Notwithstanding the foregoing, the obligations of Parent and Merger Sub hereunder are not subject to any conditions regarding Financing, or the ability of Parent or Merger Sub to obtain Financing.

(f) Capitalization.  The authorized capital stock of Merger Sub consists solely of 10,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.  On or prior to the date hereof, Parent has provided to the Company a summary that is accurate and complete in all material respects as of the date hereof of the agreements, arrangements or understandings with respect to the direct and indirect equity interests in, and governance mechanisms with respect to, Parent, Merger Sub and Guarantor in effect on the date hereof.

(g) Brokers and Finders.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(h) Guarantee.  Concurrently with the execution of this Agreement, Parent has caused LAB Holdings LLC (the “Guarantor”) to deliver to the Company a duly executed guarantee (the “Guarantee”) with respect to certain matters on the terms set forth therein.  As of the date hereof and at all times hereafter until the earlier of the Closing and the date on which all obligations of the Parent, Merger Sub and Guarantor under Section 8.5 shall have been satisfied, the Guarantor has and will have funds sufficient to pay all of the obligations of the Parent, Merger Sub and Guarantor under Sections 8.5(c) and 8.5(d).  Notwithstanding the foregoing, the obligations of Parent and Merger Sub hereunder are not subject to any conditions regarding Financing, or the ability of Parent or Merger Sub to obtain Financing.  The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

(i) Title 3, Subtitle 6 of the MGCL.  To the knowledge of Parent, all prior issuances of Shares, if any, by the Company directly to Parent and/or Merger Sub or any affiliate of either of them previously identified to the Company, were duly approved by the board of directors of the Company.  On that basis, neither Parent nor Merger Sub, nor any affiliate of either of them, is, and at no time during the last five years has been, an “interested stockholder” of the Company as defined in Title 3, Subtitle 6 of the MGCL.

(j) Parent Confidentiality Documents.  Parent has delivered to the Company true, correct and complete copies of all agreements (including the Financing Commitments) to which Parent or Merger Sub is a party as of the date hereof which contain confidentiality provisions with respect to this Agreement and the transactions contemplated hereby (such agreements, together with the third amendment and consent to the Financing Agreement entered into on or about the date hereof, each as in effect on the date hereof, collectively, the “Parent Confidentiality Documents”).

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement and except as required by applicable Laws), the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve the assets and properties of the Company and to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, vendors, employees and business associates.  Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise contemplated or required by this Agreement, (B) as Parent may approve in writing, (C) as required by applicable Laws or any Governmental Entity or (D) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not, and will not permit its Subsidiaries, to:

(i) adopt or propose any change in its charter or bylaws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate the Company;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1,000,000 in any transaction or series of related transactions, other than acquisitions pursuant to agreements, contracts or other documents in effect as of the date of this Agreement or the creation and ownership of newly formed wholly owned Subsidiaries;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than (A) the issuance of Shares upon the exercise of Company Options or Warrants, and the settlement of Restricted Stock (and dividend equivalents thereon, if applicable), in each case pursuant to the terms of the Stock Plans and Warrants as in effect on the date hereof, (B) the issuance of shares of capital stock by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (C) the pledge of shares of capital stock of Subsidiaries of the Company in connection with the Financing Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exchangeable or exercisable securities;

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $500,000 in the aggregate;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the (A) acquisition of any Shares tendered by current or former employees or directors consistent with past practices pursuant to the Stock Plans (including in order to pay Taxes in connection with the exercise of Company Options or the settlement of Restricted Stock) or (B) acquisition of any shares of capital stock of a wholly owned Subsidiary of the Company by the Company or any wholly owned Subsidiary of the Company);

(viii) incur any Specified Indebtedness or guarantee such Specified Indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except in each case for incurrences, guarantees, issuances or sales of Specified Indebtedness to the extent that Section 5.1(e)(iv) would not be breached as a result thereof and except for transactions between or among the Company or any of its Subsidiaries, with or among the Company and any other Subsidiaries;

(ix) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than this Agreement, the Merger or as otherwise permitted hereunder pursuant to Section 6.2);

(x) except as set forth in the capital budgets set forth in Section 6.1(a)(ix) of the Company Disclosure Letter, make or authorize any capital expenditure in excess of $1,000,000 in the aggregate;

(xi) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or a Governmental Entity;

(xii) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $500,000 or any obligation or liability of the Company in excess of such amount;

(xiii) other than in the ordinary course of business and consistent with past practice, make, change or rescind any material Tax election, change any method of Tax accounting, settle or compromise any material Tax liability, file any material amended Tax Return, enter into any closing agreement relating to Taxes, or waive or extend any material Tax statute of limitations;

(xiv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case which are material to the Company and its Subsidiaries taken as a whole, other than (A) in the ordinary course of business and consistent with past practice, (B) pursuant to agreements, contracts or other documents in effect prior to the date of this Agreement, and (C) transactions between or among the Company or any of its Subsidiaries, with or among the Company and any other Subsidiaries;

(xv) except as required pursuant to Benefit Plans, agreements, contracts or other documents in effect prior to the date of this Agreement disclosed or made available to Parent, or as otherwise required by applicable Laws, (A) grant or provide any severance or termination payments or benefits to any director or officer of the Company or any of its Subsidiaries, or to any other employee of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice, (B) increase the compensation or make any new equity awards to any director, officer or other employee of the Company or any of its Subsidiaries, except for increases in compensation to employees that are not officers in the ordinary course of business and consistent with past practice, (C) establish, adopt, terminate or materially amend any Benefit Plan (other than routine changes to welfare plans for 2009), (D) make any equity-based or other compensation awards to any director, officer or other employee of the Company or any of its Subsidiaries, except pursuant to commitments or agreements in effect on the date hereof or (E) take any action to fund, or require the funding of, any compensation or benefits under any Benefit Plan;

(xvi) enter into or amend in any material respect any transaction or agreement between (i) the Company or any Subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC;

(xvii) knowingly take or permit any of its Subsidiaries to take any action that is intended to or reasonably likely to prevent the consummation of the Merger (other than as permitted pursuant to Section 6.2); or

(xviii) agree, authorize or commit to do any of the foregoing.

(b) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is intended to or reasonably likely to prevent the consummation of the Merger.

6.2. Acquisition Proposals.

(a) Subject to Sections 6.2(b), 6.2(c), 6.2(d) and 6.2(e), from the date hereof until the time the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall not direct, authorize or permit any of its Subsidiaries or any of their directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, the “Representatives”) to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (including by way of providing access to non-public information) (other than an Acquisition Proposal submitted by an Excluded Party), (ii) engage in or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (other than an Acquisition Proposal submitted by an Excluded Party) or (iii) otherwise knowingly facilitate (including taking any action (other than any action taken prior to the date hereof) to exempt any Person (other than Parent and Merger Sub and their respective affiliates) from the restrictions on business combinations contained in Title 3, Subtitle 6 of the MGCL and/or the restrictions on control share acquisitions contained in Title 3, Subtitle 7 of the MGCL or otherwise cause such restrictions not to apply) any effort or attempt to make any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (other than an Acquisition Proposal submitted by an Excluded Party).  The term “Excluded Party” means any Person submitting any Acquisition Proposal with respect to which the special committee of the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor and its outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(b) Subject to Sections 6.2(c), 6.2(d) and 6.2(e), on the date hereof, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to (i) immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, discussion or negotiation with any Persons (other than Parent and its affiliates), (ii) not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into by the Company prior to the date hereof and (iii) enforce the provisions of any such agreements.

(c) Notwithstanding anything to the contrary contained in this Agreement, prior to the time the Company Requisite Vote is obtained the Company may provide information in response to a request therefor by a Person who has after the date hereof made an unsolicited bona fide written Acquisition Proposal or engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each case (A) the Company has not breached this Section 6.2, (B) prior to taking any such action, the special committee of the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ duties under applicable Law, (C) in each such case, the special committee of the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (D) in connection with providing such information (x) the Company shall have received from the Person so requesting such information an executed confidentiality agreement on customary terms (it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal) and (y) the Company at least concurrently shall provide to Parent any non-public information provided to such Person which was not previously provided to Parent.

(d) The board of directors of the Company shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger unless the board of directors of the Company (prior to obtaining the Company Requisite Vote) determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its duties under applicable Law (a “Change of Recommendation”); or

(ii) subject to Section 6.2(d)(i) or Section 6.2(e), approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

(e) Notwithstanding anything to the contrary set forth in Section 6.2(d)(ii), prior to the time the Company Requisite Vote is obtained, if the Company receives an unsolicited bona fide Acquisition Proposal which the special committee of the board of directors of the Company concludes in good faith after consultation with outside legal counsel and its financial advisors constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to this Section 6.2(e), the Company may (prior to obtaining the Company Requisite Vote) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided that the Company shall not terminate this Agreement pursuant to the foregoing clause, and any purported termination pursuant to the foregoing clause shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee, as required by Section 8.5(b); provided, further, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless (A) the Company shall not have materially breached this Section 6.2; (B) the Company shall have provided prior written notice to Parent, at least five calendar days (or three calendar days in the event of each subsequent material revision to such Superior Proposal) in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (the “Alternative Acquisition Agreement”); and (C) prior to terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(f) The Company agrees that it will, from and after the date hereof, promptly (and, in any event, within 48 hours) notify Parent if any proposals or offers, or material modifications thereto, with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or, to the Knowledge of the Company, any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers.  It is agreed that any violation of the restrictions set forth in this Section 6.2 by any of the Company’s Representative at the direction of the Company shall constitute a breach of this Section 6.2 by the Company.

(g) For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company or any of its Subsidiaries, or 15% or more of the consolidated net revenue, consolidated net income or consolidated total assets (including equity securities of its Subsidiaries) of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(h) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal involving (x) more than 50% of the assets (on a consolidated basis) of the Company and its Subsidiaries taken as a whole or (y) more than 50% of the total voting power of the equity securities of the Company or any of its Subsidiaries that represents 50% or more of the assets (on a consolidated basis) of the Company and its Subsidiaries taken as a whole, that the special committee of the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (taking into account any alterations to this Agreement agreed to by Parent or Merger Sub in response thereto in accordance with Section 6.2(e)(C)).

(i) Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company), (ii) making any disclosures as to factual matters that are required by applicable Law or which a majority of a committee composed of disinterested members of the board of directors of the Company, after consultation with legal counsel, determines in good faith is required in the exercise of its duties under applicable Law or (iii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company).

6.3. Information Supplied.  Promptly after the date of this Agreement, (a) the Company shall prepare and file with the SEC, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and (b) the Company, Parent and Merger Sub shall jointly prepare and file the Schedule 13E-3.  The Company agrees, as to itself and its Subsidiaries, that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.  Each of the Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except in each case with respect to any redactions and omissions permitted to be made by the Company or Parent pursuant to confidentiality arrangements granted or afforded to the Company or its Subsidiaries by the SEC or its staff).

6.4. Stockholders Meeting.  Subject to the duties of the Company’s board of directors under applicable Laws, the Company will take, in accordance with applicable Laws and its charter and bylaws, all reasonable action necessary to convene a meeting of the holders of Shares (the “Stockholders Meeting”) promptly after the filing of the definitive Proxy Statement with the SEC to consider and vote upon the approval of the Merger pursuant to this Agreement.  Subject to Section 6.2 hereof, the Company shall (i) take all reasonable lawful action to solicit such approval of the Merger pursuant to this Agreement, (ii) make the Company Recommendation in the Proxy Statement and (iii) at the reasonable request of Parent, use customary and commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger pursuant to this Agreement, provided that if the board of directors of the Company or a committee thereof determines in good faith, after consultation with outside counsel, that any of the foregoing actions would be inconsistent with their duties under applicable Laws, the Company shall not to be required to take any such action and/or the board of directors of the Company may withhold, withdraw, qualify, modify or change in a manner adverse to Parent all or any portion of the Company Recommendation.  The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.  Unless and until this Agreement is terminated in accordance with it terms, subject to the provisions of this Agreement (including Section 6.2), the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated by this Agreement.

6.5. Filings; Other Actions; Notification.

(a) Proxy Statement; Schedule 13E-3.  Each party shall promptly notify the other parties of the receipt of all comments of the SEC with respect to the Proxy Statement and/or Schedule 13E-3, and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other parties copies of all correspondence between such party and/or any of its Representatives and the SEC with respect to the Proxy Statement and Schedule 13E-3.  The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement and Schedule 13E-3 from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments on the Proxy Statement and Schedule 13E-3 or that the Company may commence mailing the Proxy Statement.

(b) Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.  Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and Schedule 13E-3).  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Status.  Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.  Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Antitrust Matters.  Subject to the provisions of this Agreement, the Company and Parent shall (i) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals; and (ii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any applicable Law or by such Governmental Entity.  The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity.  Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed Merger or the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.  Subject to and in furtherance and not in limitation of the covenants of the parties contained in this Section 6.5(e), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any applicable Law, each of the Company and Parent shall cooperate in all respects with each other and Parent shall use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby.

6.6. Access and Reports.  Subject to applicable Laws, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries.  All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer of or other Person designated by the Company.  All such information, and the rights and obligations under this Section 6.6, shall be governed by the terms of the Confidentiality Agreement.

6.7. NYSE Arca De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE Arca to enable the delisting by the Surviving Corporation of the Shares from NYSE Arca and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8. Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9. Employee Benefits.

(a) During the period commencing at the Effective Time and ending on the date which is twelve (12) months following the Effective Time,  Parent shall, or shall cause any of its applicable Subsidiaries, to provide each Employee with (i) base salary and bonus opportunities (including annual and quarterly bonus opportunities and long-term incentive opportunities) that are no less than the base salary and bonus opportunities provided by the Company and its Subsidiaries to such Employee immediately prior to the Effective Time, (ii) Benefit Plans that are no less favorable in the aggregate than those provided to such Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than the benefits set forth in such Employee’s employment or service agreement and/or severance plan applicable to such Employee as identified in Section 6.9(c) of the Company Disclosure Letter.

(b) Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Company or any Subsidiary to terminate any Employee.  Notwithstanding the foregoing, nothing contained in this Section 6.9, whether express or implied, (i) shall be treated as an amendment or other modification of any employee benefit plan, or (ii) shall limit the right of the Company or any of its Subsidiaries to amend, terminate or otherwise modify any Benefit Plan following the Closing Date.  Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6. 9 with respect to Employees are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (x) in any other Person, including, without limitation, any Employees, former Employees, any participant in any Benefit Plan, or any dependent or beneficiary thereof, or (y) to continued employment with Parent, the Company, and Subsidiary, or any of their respective affiliates or continued participation in any Benefit Plan.

6.10. Expenses.  Except as otherwise provided in Section 6.14(b), in the second sentence of Section 8.5(e) or Section 9.6(d), if the Merger is not consummated (it being understood that Merger Sub’s obligations are being assumed by the Surviving Corporation upon the consummation of the Merger), all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time until six years following the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Laws, each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer, employee or agent of the Company or its Subsidiaries or services performed by such Indemnified Parties at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.  Each of Parent and the Surviving Corporation shall also pay expenses (including attorney’s fees) incurred by an Indemnified Party in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted under applicable Laws, provided that the Person to whom expenses are advanced provides, to the extent permitted by applicable Laws, an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the charter or bylaws of the Company or any of its Subsidiaries, or under any applicable agreements, contracts or other documents, or Laws.  Parent, Merger Sub and the Surviving Corporation hereby agree that all provisions relating to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of an Indemnified Party as provided in the charter or bylaws of the Company or of any of its Subsidiaries, in each case as of the date hereof, shall remain in full force and effect for a six-year period beginning at the Effective Time.

6.12. Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall, to the fullest extent practicable, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13. Rule 16b-3. The board of directors of the Company (or the compensation committee of such board of directors) and Parent shall each grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause the disposition in the Merger of the Shares and the Company Options to be exempt from the provisions of Section 16(b) of the Exchange Act.

6.14. Financing.

(a) Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitments (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitments as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using commercially reasonable efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth in the Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitments), (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms that would not adversely impact the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated hereby and (iv) consummate the Financing at or prior to the Closing.  Except in the manner set forth in the parenthetical to the first sentence of this Section 6.14, neither Parent nor Merger Sub shall amend or modify any Financing Commitment without the prior written consent of the Company.  Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments, of which Parent or Merger Sub becomes aware, or any termination of the Financing Commitments.  Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing and provide copies of all documents (including amendments thereto, promptly after any such amendment is made) related to the Financing (other than any ancillary documents which by their terms are confidential or documents subject to confidentiality agreements) to the Company.

(b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub, all cooperation reasonably requested in writing by Parent that is necessary in connection with the Financing, including using commercially reasonable efforts to (i) participate in meetings, presentations and due diligence sessions, (ii) assist with the preparation of materials for offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Financing, (iii) furnish Parent and Merger Sub with financial and other pertinent information regarding the Company as may be reasonably requested by Parent and which are customary for such purposes, (iv) provide and execute documents as may be reasonably requested by Parent which are customary for transactions similar to the transactions contemplated hereby and (v) execute and deliver any customary pledge and security documents and otherwise use commercially reasonable efforts to facilitate the pledging of collateral; provided, however, that nothing herein shall require such cooperation to the extent it would, individually or in the aggregate, materially interfere with the business or operations of the Company or its Subsidiaries.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

(c) To facilitate the Financing, the Company shall furnish to Parent, promptly upon such information becoming available, copies of all information delivered to the lenders pursuant to Section 7.01(a)(iii) of the Financing Agreement as in effect on the date hereof.

(d) Parent acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Parent of the proceeds of the Financing Commitments and that any failure by Parent to have available at the time the conditions to Closing set forth in Article VII are satisfied or capable of satisfaction all funds contemplated by the Financing Commitments shall constitute a breach of this Agreement by Parent and entitle the Company to terminate this Agreement in accordance with Section 8.3(f) and to the remedies and relief set forth in Section 8.5.

6.15. Stockholder Litigation.  In the event that any stockholder litigation related to this Agreement, the Merger or the related transactions contemplated hereby is brought, or, to the Knowledge of the Company, threatened, against the Company and/or, to the Knowledge of the Company, the members of the Company’s board of directors prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or threatened (to the Knowledge of the Company), against the Company and/or, to the Knowledge of the Company, members of the Company’s board of directors and keep Parent reasonably informed with respect to the status thereof.  No settlement of such litigation shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16. Confidentiality.  Notwithstanding any provision in this Agreement to the contrary (and regardless of the absence of a specific reference to this Section 6.16 elsewhere in this Agreement) but subject to the last sentence of this Section 6.16, each of the Company, Parent and Merger Sub hereby agrees that no obligation of the Company, Parent or Merger Sub in this Agreement shall require disclosure of and each of the Company, Parent and Merger Sub hereby agrees that it shall not disclose, any information in contravention of the confidentiality provisions of any Parent Confidentiality Documents, and each of the Company, Parent and Merger Sub hereby agrees that it shall not disclose any information if such disclosure would give any party to a Parent Confidentiality Document the right to terminate such Parent Confidentiality Document, except that information may be disclosed to regulators, courts, securities exchanges (and their regulatory affiliates) or other governmental authorities to the extent that confidential treatment (pursuant to a protective order or similar confidentiality arrangement) will be accorded to the disclosed information (each a “Protected Disclosure”), in a manner reasonably satisfactory to Parent, and the parties agree to cooperate to obtain such orders and/or similar confidentiality arrangement providing that such confidential treatment will be accorded the disclosed information.  Notwithstanding any provision in this Agreement to the contrary but subject to the last sentence of this Section 6.16, any breach by Company, Parent and Merger Sub of any covenant or agreement set forth in this Agreement (other than this Section 6.16) primarily as a result of compliance with this Section 6.16 shall not be deemed an intentional or willful breach of this Agreement and may only result in a termination of this Agreement pursuant to Section 8.3(d) or 8.4(c).  Notwithstanding anything to the contrary herein, in the event that any party discloses any information that it is not permitted to disclose under this Section 6.16 because it is legally compelled to disclose such information, then such disclosing party shall not be deemed to have breached this Agreement and shall have no liability or obligations under this Agreement as a result of such disclosure, provided that (i) such disclosure shall constitute a breach of this Agreement if such party shall have failed to use its commercially reasonable efforts to cooperate with the other parties to obtain an appropriate protective order or similar confidentiality arrangement providing that confidential treatment will be accorded the disclosed information and (ii) unless the applicable disclosure is a Protected Disclosure, as set forth in Section 8.1 hereof, this Agreement shall automatically, and without any action required by the parties hereto, terminate immediately prior to any such disclosure, whereupon the Parent shall promptly pay to the Company the payments described in Section 8.5(c)(ii).

6.17. Resignations.  The Company shall use commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least ten business days prior to the Closing.

6.18. Capitalization; Related Matters

.  (a) At the request of Parent, the Company shall use commercially reasonable efforts to amend or otherwise modify each outstanding Warrant to provide that (i) the holders of such Warrants shall not be entitled to require the Surviving Corporation to assume any obligation thereunder (other than the obligation to pay the consideration described in the following clause (ii)); and (ii) the only consideration available to the holders of such Warrants in connection with the Merger shall be the consideration (if any is payable) set forth in Section 4.3(c) hereof.

(b)           Parent and Merger Sub agree that, as of the Closing Date, the definitive agreements with respect to the control of Parent, Merger Sub and Guarantor shall be consistent in all material respects with the information supplied to the Company on the date hereof unless changes are approved in advance by the Company in writing (such changes not to be unreasonably withheld, conditioned or delayed; it being understood that, among other things, withholding, conditioning or delaying any approval of any change which would require a modification to the Proxy Statement or Schedule 13E-3 is not unreasonable).

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  The Merger pursuant to this Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with this Agreement and with applicable Laws and the charter and bylaws of the Company.

(b) Order.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i)  The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct (except in the case of Sections 5.1(b)(i), 5.1(b)(ii), 5.1(d)(iii) and 5.1(e)(iv)(C)) unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;  provided, that the representations and warranties of the Company set forth in the penultimate sentence of Section 5.1(b)(i) (other than information relating to number of shares and exercise price) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

7.3. Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i)  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(i) shall be deemed to have been satisfied even if any representations and warranties of the Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties of the Parent and Merger Sub to be so true and correct, individually or in the aggregate, prevents or materially impairs, or is reasonably likely to prevent or materially impair, the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent; Automatic Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger pursuant to this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.  In addition, this Agreement shall automatically terminate pursuant to and in accordance with the last sentence of Section 6.16, whereupon the Parent shall pay to the Company the payments described in Section 8.5(c).

8.2. Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if;

(a) the Merger shall not have been consummated by December 8, 2009, whether such date is before or after the date of approval of the Merger pursuant to this Agreement by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”);

(b) the approval of the Merger pursuant to this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting, including any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger pursuant to this Agreement by the stockholders of the Company referred to in Section 7.1(a));

provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Effective Time:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) two (2) business days prior to the Termination Date;

(c) if (i) the board of directors of the Company shall have made a Change in Recommendation and (ii) the Company immediately prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5;

(d) if any condition set forth in Sections 7.1, 7.2 or 7.3 has not been satisfied or cannot be satisfied on or prior to the date that is 5 business days prior to the Termination Date (excluding conditions that, by their terms, cannot be satisfied until the Closing) primarily as a result of compliance by the Company, Parent or Merger Sub in all material respects with its obligations under Section 6.16;

(e) if Parent or Merger Sub shall have willfully or intentionally breached this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied, and such breach or is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) two (2) business days prior to the Termination Date; or

(f) if the conditions set forth in Sections 7.1 and 7.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied or waived on the date which is five (5) business days prior to the Termination Date, and Parent or Merger Sub fails to obtain the proceeds pursuant to the Financing sufficient to consummate the transactions contemplated by this Agreement on such date.

8.4. Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if:

(a) the board of directors of the Company shall have (i) made a Change of Recommendation, (ii) recommended to the stockholders of the Company the approval of an Acquisition Proposal other than the Merger or (iii) failed to include in the Proxy Statement distributed to stockholders its recommendation that stockholders approve the Merger pursuant to this Agreement or failed to call the Stockholders Meeting in breach of its obligations under this Agreement;

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) two (2) business days prior to the Termination Date;

(c) if any condition set forth in Sections 7.1, 7.2 or 7.3 has not been satisfied or cannot be satisfied on or prior to the date that is 5 business days prior to the Termination Date (excluding conditions that, by their terms, cannot be satisfied until the Closing) primarily as a result of compliance by the Company, Parent or Merger Sub in all material respects with its obligations under Section 6.16;

(d) if the Company shall have willfully or intentionally breached this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) two (2) business days prior to the Termination Date; or

(e) if the Company shall have breached Section 6.16 in any material respect and such breach constitutes an Inadvertent Breach.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything to the contrary herein, that except as otherwise provided herein, (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement, in which case the provisions of Section 8.5(d) will apply and shall be the sole remedy therefor (it being agreed that, other than with respect to an Inadvertent Breach, any other violation or breach of Section 6.16 by the Company or any violation or breach of Section 6.18(b) shall be deemed a willful and intentional breach of this Agreement by the Company in the case of Section 6.16 and Parent and Merger Sub in the case of Section 6.18(b); it being further agreed that any breach by Company, Parent and Merger Sub of any covenant or agreement set forth in this Agreement (other than Section 6.16) primarily as a result of compliance with Section 6.16 shall not be deemed an intentional or willful breach of this Agreement) and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.  Notwithstanding anything to the contrary herein, to the extent that any breach of any representation, warranty, covenant or agreement of the Company in this Agreement is as a result of the action or inaction by Andrew Baker (solely to the extent acting in a manner that is not (x) at the direction of the Company’s board of directors or a committee thereof, or (y) as required by the terms of this Agreement or under applicable Law or pursuant to any requirement of any Governmental Entity), the Company shall not be deemed to have breached such representation, warranty, covenant or agreement for all purposes under this Agreement (including in determining whether any condition has been satisfied hereunder).  For purposes of this Agreement, the term “Inadvertent Breach” means a violation or breach of Section 6.16 by the Company or any of its Subsidiaries which is not willful and intentional and with respect to which the applicable disclosure (A) is not made in a public filing, filing with a regulator or press release by the Company or any of its Subsidiaries and (B) is not otherwise publicly available, unless it was not reasonably foreseeable, at the time the applicable disclosure was made, that the applicable information disclosed would become publicly available.

(b) In the event that:

(i) after the date of this Agreement, a bona fide Acquisition Proposal shall have been made to the Company, any of its Subsidiaries or any of its stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn prior to the Termination Date) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a);

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) or Section 8.3(c); or

(iv) this Agreement is terminated by Parent pursuant to Section 8.4(e);

then (x) if the Termination Fee is payable pursuant to clause (iii) of this Section 8.5(b), the Company shall pay Parent the Termination Fee upon a termination pursuant to Section 8.3(a) or 8.3(c) in accordance with Section 8.3(a) or 8.3(c), as applicable, by wire transfer of same day funds; (y) if the Termination Fee is payable pursuant to clause (i) or (ii) of this Section 8.5(b), the Company shall pay Parent the Termination Fee promptly following the date on which the Company or any of its Subsidiaries shall have consummated an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof) as long as such Acquisition Proposal (substituting “50%” for “15%” in the definition thereof) is consummated within twelve (12) months of such termination; provided, however, that if no such Acquisition Proposal (substituting “50%” for “15%” in the definition thereof) is consummated within twelve (12) months of such termination, then the Company shall not be required to pay, and neither Parent nor Merger Sub shall be entitled to receive, the Termination Fee; and (z) in the event of termination of this Agreement pursuant to Section 8.4(e), Company shall pay to the Parent the Applicable Fee by wire transfer of immediately available funds no later than three business days after such termination by Parent.  For purposes of this Agreement, the term “Termination Fee” means $2,230,000.

(c) In the event of termination of this Agreement pursuant to (i) Section 8.3(f) and at the time of such termination, the Company is not in material breach of any representation, warranty, covenant or agreement contained herein and no representation or warranty of the Company contained herein shall have become untrue in any material respect, in each case such that any of the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied on or prior to the Termination Date (excluding conditions that, by their terms, cannot be satisfied until the Closing), Parent shall pay to the Company an amount equal to $2,230,000 (the “Parent Fee”) by wire transfer of immediately available funds no later than three business days after such termination by the Company; or (ii) Sections 8.3(d) or 8.4(c) or the last sentence of Section 8.1, Parent shall pay to the Company an amount equal to $1,000,000 (the “Applicable Fee”) by wire transfer of immediately available funds no later than three business days after such termination, provided, that the Applicable Fee shall not be payable if the Company has breached any of its obligations under Section 6.16 of this Agreement.

(d) In the event of termination of this Agreement by the Company pursuant to Section 8.3(e), Parent shall promptly (but in no event later than three (3) business days after the date of such termination) pay, or cause to be paid, to the Company an amount equal to $4,460,000 (the “Intentional Breach Fee”), payable by wire transfer of immediately available funds.  In the event of termination of this Agreement by the Parent pursuant to Section 8.4(d), Company shall promptly (but in no event later than three (3) business days after the date of such termination) pay, or cause to be paid, to the Parent an amount equal to the Intentional Breach Fee, payable by wire transfer of immediately available funds.

(e) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company or Parent shall fail to pay the Termination Fee, Parent Fee, Applicable Fee or Intentional Breach Fee, as applicable, when due, the Company or Parent, as appropriate, shall reimburse the other party for all reasonable and documented out-of-pocket costs and expenses actually incurred or accrued by such party (including reasonable and documented fees and expenses of outside counsel) in connection with the collection under and the enforcement of this Section 8.5; provided, that the maximum amount payable by Parent or Company in respect of the Termination Fee, Parent Fee, Applicable Fee or Intentional Breach Fee, as applicable, plus the foregoing reimbursement of expenses shall not exceed the amount of the Intentional Breach Fee.  Notwithstanding anything to the contrary set forth in this Agreement, each of the parties expressly acknowledges and agrees that:

(A) payment of the Termination Fee, Parent Fee, Applicable Fee or Intentional Breach Fee, as applicable, shall constitute liquidated damages with respect to any claim for damages or any other claim against Parent, Merger Sub or Company hereunder, as applicable, and (B) a party’s right to receive payment of the Termination Fee, Parent Fee, Applicable Fee or Intentional Breach Fee, as applicable, pursuant to this Section 8.5, if payable pursuant to this Section 8.5, shall be the sole and exclusive remedy of such party in contract or in tort against the other party or the Guarantor and their respective equityholders, partners, members, affiliates, directors, officers, employees, financing sources or agents, and their respective assets, with respect to this Agreement, the Guarantee and the transactions contemplated hereby and thereby (including any breach by Company, Parent or Merger Sub or the failure of Parent and Merger Sub to obtain financing or the failure of any financing parties to provide the Financing), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement and any claims or actions under applicable Law arising out of any such breach, termination or failure, and whether or not the Termination Fee, Parent Fee, Applicable Fee or Intentional Breach Fee is payable pursuant to this Section 8.5, Company, Merger Sub, the Guarantor or Parent, and their respective equityholders, partners, members, affiliates, directors, officers, employees, financing sources or agents, as the case may be, shall have no further liability or obligation relating to or arising out of this Agreement, the Guarantee or the transactions contemplated hereby and thereby (including any breach by Company, Parent or Merger Sub or the failure of Parent and Merger Sub to obtain financing or the failure of any financing parties to provide the Financing), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure;

(B) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, the payment of the Termination Fee, Parent Fee, Applicable Fee or Intentional Breach Fee, as applicable, in such circumstance: (A) constitutes a reasonable estimate of the damages that will be suffered by the Company or Parent and Merger Sub, as applicable, by reason of breach or termination of this Agreement or the Guarantee, and (B) shall be in full and complete satisfaction of any and all damages of the Company, Parent and Merger Sub arising out of or related to this Agreement and the Guarantee, the transactions contemplated hereby and thereby (including any breach by Company, Parent or Merger Sub or the failure of Parent and Merger Sub to obtain financing or the failure of any financing parties to provide the Financing), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure;

(C) in no event shall the Company be entitled to seek or obtain any recovery or judgment in addition to the Parent Fee, Applicable Fee or Intentional Breach Fee (plus, in the case the Parent Fee, Applicable Fee or Intentional Breach Fee is not timely paid, the amounts described in the second sentence of Section 8.5(e)) against Merger Sub, the Guarantor or Parent, or any of their respective equityholders, partners, members, affiliates, directors, officers, employees, financing sources or agents or any of their respective assets, and in no event shall the Company be entitled to seek or pursue or be granted any specific performance or other equitable relief or obtain any damages, other than  the Parent Fee, Applicable Fee or Intentional Breach Fee (plus the amounts described in the second sentence of Section 8.5(e)), as applicable, of any kind, including compensatory, consequential, special, direct, indirect or punitive damages or other type of recovery of any kind (whether in contract, tort or otherwise) for, or with respect to, this Agreement or the Guarantee or the transactions contemplated hereby and thereby (including any breach by Parent or Merger Sub or the failure to obtain financing), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; and

(D) in no event shall Parent or Merger Sub be entitled to seek or obtain any recovery or judgment in addition to the Termination Fee or Intentional Breach Fee (plus, in the case the Termination Fee or Intentional Breach Fee is not timely paid, the amounts described in the second sentence of Section 8.5(e)) against Company or any of its Subsidiaries, or any of their respective equityholders, affiliates, directors, officers, employees, financing sources or agents or any of their respective assets, and in no event shall Parent or Merger Sub be entitled to seek or pursue or be granted any specific performance or other equitable relief or obtain any damages, other than the Termination Fee or Intentional Breach Fee (plus the amounts described in the second sentence of Section 8.5(e)), as applicable, of any kind, including compensatory, consequential, special, direct, indirect or punitive damages or other type of recovery of any kind (whether in contract, tort or otherwise) for, or with respect to, this Agreement or the Guarantee or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

ARTICLE IX

Miscellaneous

9.1. Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the approval of the Company’s stockholders has been obtained, there shall not be made any amendment that by Law requires further approval by the stockholders of the Company without such further approval having been obtained.

9.3. Extensions; Waivers.  At any time prior to the Effective Time, a party may, by action taken or authorized by the board of directors of such party (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.2 and to the extent permitted by law, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.4. Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile or “portable document format,” each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.6. Arbitration.  All disputes, controversies or claims based on, arising out of or relating to this Agreement or the breach, termination or validity thereof (“Disputes”) shall be resolved exclusively according to the procedures set forth in this Section 9.6 through binding arbitration pursuant to the Commercial Arbitration Rules and the Procedures for Complex Cases of the American Arbitration Association (“AAA”) then in effect (the “Rules”):

(a) The arbitration demand shall be delivered to the AAA and respondents in accordance with the Rules. A single, neutral arbitrator shall be selected by the joint agreement of all the parties, but if they do not so agree within fifteen (15) days of receipt by respondent(s) of a copy of the arbitration demand, the following procedures shall apply.  Each party shall appoint one neutral and impartial arbitrator within thirty (30) days of receipt by respondent of a copy of the demand for arbitration, and the arbitrators so appointed shall appoint an arbitrator within fifteen (15) days of the appointment of the final arbitrator, who shall serve as the arbitrator of the Dispute.  Any arbitrators not timely selected shall be appointed by the AAA in accordance with the Rules.  Any arbitrator appointed by the AAA shall be a practicing attorney admitted for at least fifteen (15) years, with significant experience as an arbitrator of large, complex commercial cases, or be a retired federal judge.  In addition, if practicable, any arbitrator appointed by the AAA shall have experience with mergers and acquisitions involving public companies.  The arbitrator shall have a conference with the parties within ten (10) days of appointment and shall design and implement a schedule for the prompt and fair adjudication of the Dispute.  The hearing shall be held as soon as possible, if practicable, no later than ninety (90) days after the appointment of the arbitrator.  The arbitrator may extend any time limit contained herein for good cause shown.  The award of the arbitrator shall be made in a written opinion.

(b) This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding on the parties and there shall be no right of appeal therefrom, except in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. § 1, et seq.  The arbitrator shall be instructed to adhere to and be bound by the terms of this Agreement (including, without limitation, provisions relating to confidentiality) and Maryland law and may not limit, expand or otherwise modify the terms of this Agreement.  The arbitrator shall be empowered to (a) determine the scope of his jurisdiction and all questions relating to the amenability of a Dispute to arbitration under this Agreement, whether or not arbitration is the exclusive method of dispute resolution, and the authority of the arbitrator to make any award, and (b) award equitable relief of any nature, including, without limitation, the types of remedies described elsewhere in this Section 9.6.

(c) Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof, and if the award of the arbitrator includes equitable relief, the judgment may include an order or injunction for such equitable relief.

(d) Each party’s costs and expenses of arbitration, including attorneys’ fees and expenses of the arbitrator, shall be borne entirely by that party; however, at the discretion of the arbitrator, all or a portion of the prevailing party’s costs and expenses (including reasonable attorneys’ fees) shall be reimbursed to it by the non-prevailing party or parties; provided, that the maximum amount payable by Parent or Company in respect of the foregoing reimbursement of expenses plus the payment of any fees and expenses pursuant to Section 8.5 shall not exceed the amount of the Intentional Breach Fee.  The arbitrator shall not be permitted to award punitive or similar non-compensatory damages under any circumstances.

(e) The place of arbitration shall be New York, New York.  The language of the arbitration shall be English.

9.7. Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile to the address or facsimile number provided by the parties to each other party in writing.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.8. Entire Agreement.  This Agreement (including any exhibits hereto), the Guarantee, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreements and the related letter agreements identified on Section 9.8 of the Parent Disclosure Letter (the “Confidentiality Agreements”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.9. No Third Party Beneficiaries.  Except for the Guarantor (as to whom it is agreed that the Guarantor is an intended third party beneficiary under this Agreement) and as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and Section 8.5(e) (Effect of Termination and Abandonment) (it being agreed that the Persons expressly identified in such Sections 6.11 and 8.5(e) are intended third party beneficiaries of such Sections 6.11 and 8.5(e), as applicable), Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the parties hereto and their permitted assigns (to the extent such assignment is permitted hereunder), in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto (and their permitted assigns (to the extent such assignment is permitted hereunder)) any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto (and their permitted assigns (to the extent such assignment is permitted hereunder)).  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto (and their permitted assigns (to the extent such assignment is permitted hereunder)) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10. Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.11. Definitions.  Each of the terms set forth in Annex A is defined in the page of this Agreement set forth opposite such term.

9.12. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  References to a Person are also to its permitted successors and assigns.

(b) The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates.  The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary of the Parent to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the Company or the stockholders of the Company under this Agreement.  Any purported assignment in violation of this Agreement is void.

*************

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

305.	306. LIFE SCIENCES RESEARCH, INC.
307.	308.
By:	310. _____________________________________
312. Name:
314TTitle:

315.	316. LION HOLDINGS, INC.
317.	318.
By:	320. _____________________________________
322. Name:
324 Title:
326.
328. LION MERGER CORP.
330.
By:	332. _____________________________________
334. Name:
336. Title:

ANNEX A

DEFINED TERMS

Terms	Page

AAA	43
Acquisition Proposal	28
Affiliate	19
Agreement	1
Alternative Acquisition Agreement	27
Applicable Date	10
Applicable Fee	41
Articles of Merger	1
Bankruptcy and Equity Exception	8
Benefit Plans	12
Business Day	1
Bylaws	2
CBA	17
Certificate	2
Change of Recommendation	27
Charter	2
CLIA	20
Closing	1
Closing Date	1
Code	13
Company	1
Company Approvals	9
Company Disclosure Letter	6
Company Leases	19
Company Material Adverse Effect	6
Company Option	5
Company Recommendation	9
Company Reports	10
Company Requisite Vote	8
Confidentiality Agreement	45
Constituent Corporations	1
Contract	10
Costs	32
D&O Insurance	32
Debt Financing	22
Debt Financing Commitments	22
Disputes	43
Disclosure Letters	20
Effective Time	1
Employees	12
Environmental Law	15
Equity Financing	22
Equity Financing Commitments	22
EMEA	20
ERISA	12
ERISA Affiliate	13
ERISA Plan	13
Exchange Act	6
Exchange Fund	3
Excluded Party	26
FDA	20
Financing	22
Financing Agreement	10
Financing Commitments	22
GAAP	7
Government Antitrust Entity	9
Government Entity	9
Guarantee	23
Guarantor	23
Inadvertent Breach	10
Indemnified Parties	32
Indemnified Party	32
Insurance Policies	19
Intellectual Property	18
Intentional Breach Fee	41
Investments	8
IRS	12
Knowledge	12
Laws	14
Licenses	14
Lien	8
Maryland Law Vote	8
Materials of Environmental Concern	16
Merger	1
Merger Consideration	2
Merger Sub	1
MGCL	1
MHRA	20
Multiemplover Plan	13
Neutralized Vote	8
Non-U.S. Benefits Plan	12
Notice Period	27
OFAC	20
Order	36
Parent	1
Parent Approvals	21
Parent Confidentiality Documents	23
Parent Disclosure Letter	20
Parent Fee	41
Paying Agent	3
Pension Plan	13
Per Share Merger Consideration	2
Person	4
Protected Disclosure	34
Proxy Statement	28
Release	16
Regulation S-K	10
Representatives	26
Required Consents	9
Restricted Stock	5
Rules	43
SDN List	20
SEC	10
Securities Act	10
Schedule 13E-3	9
Scheduled Intellectual Property	18
Share	2
Shares	2
Significant Subsidiary	6
Specified Indebtedness	10
Stock Plans	7
Stockholders Meeting	29
Subsidiary	6
Superior Proposal	28
Surviving Corporation	1
Takeover Statutes	15
Tax	16
Tax Return	17
Taxes	16
Termination Date	38
Termination Fee	41
Third Party Licenses	18
UK Employees	17
UK Pension Plan	14
U.S. Benefit Plans	13
Warrants	7